1





                            ASSET PURCHASE AGREEMENT
                          DATED AS OF FEBRUARY 1, 2004

                                  BY AND AMONG

                                 QWIKQUOTE, INC.
                             A DELAWARE CORPORATION

                                       and

                                   APTUS CORP
                             A DELAWARE CORPORATION


                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of February 1, 2004, by and among QWIKQUOTE, INC., a Delaware corporation, the "Seller") and APTUS CORP., a Delaware corporation.

                                    RECITALS

     WHEREAS, Seller has been engaged in the business of developing and marketing software quotation products for use in businesses requiring price quotations for prospective customers and clients and has announced its intention to withdraw from such business (the "Business");

     WHEREAS, Seller has in the course of operating the Business developed preliminary product designs and prototypes for products related to software quotation products for use in businesses and Seller own certain equipment useful in this product development that it will not need to meet its remaining customer obligations associated with the Business; and

     WHEREAS, Buyer desires to purchase from Seller and Seller desire to sell to Buyer, such software, designs, prototypes and equipment, together with Seller' intellectual property rights pertaining thereto all as described in Exhibit A hereto (collectively, the "Assets") on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. SALE OF ASSETS.

     Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, convey, assign, grant, transfer and deliver to Buyer, and Buyer shall purchase, acquire and receive from Seller the Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, nature or character ("Liens").

     The parties acknowledge that Seller's rights under the Software License Agreement (the "License Agreement"). Seller shall have no further liability to Buyer pursuant to the License Agreement.

     Any intellectual property relating to the Field (as defined below) which is developed by Seller's employees whose principal work related to the Field including Alan Katz, V. Pres. of Development, Fan Fhigou and James Breslin on or before February 1, 2004, shall be deemed to be included within the Assets and to be the property of Buyer.

SECTION 2. CONSIDERATION FOR TRANSFER OF THE ASSETS

     2.1 PURCHASE PRICE. The purchase price for the Assets shall be $25,000, of which $21,010 shall be payable to the Seller upon closing and $3,990 shall be issued to Seller in 420,000 restricted Aptus warrants at a strike price of $ ..0095 per warrant.

     Notwithstanding anything else in this Agreement to the contrary, except as specifically set forth in Section 1, Buyer shall not assume, pay, perform, or discharge, and Seller shall solely retain, pay, perform and discharge, all obligations and liabilities of Seller relating to the Business, whether disclosed, undisclosed, direct, indirect, fixed or contingent, known or unknown, incurred in the ordinary course of business or otherwise.

     2.2 PAYMENTS. Subject to the terms and conditions of this Agreement, in consideration of the transfer of the Assets, Buyer shall pay to Seller Payments equal to $25,000 by (i) $21,010 payable in cash upon closing and (ii) $3,990 payable in 420,000 restricted Aptus warrants at a value of $ .0095 per warrant transferable at closing. Said rights and preferences of the common stock are as stated in the Certificate of Incorporation authorizing the existence of Aptus stock.

     2.3 CONSULTING AND NON-COMPETITION AGREEMENTS At the Closing, Buyer shall enter into Consulting Agreements with Alan Katz, Glenn Paul and Win Straube, and Non-Competition Agreements with Alan Katz, Glenn Paul and Win Straube. The forms for these agreements are attached as Exhibit

     2.4 PAYMENT OF TRANSITION BONUS Buyer agrees to pay Tim Heath $9,000 to enable the transition of assets from QwikQuote Development to Aptus. Mr. Heath will be responsible for ensuring the transition of software code, customer base, and other sensitive information.

     2.5 PAYMENT OF FINDER'S FEE Buyer agrees to pay Mark Levin a "finder's fee" of $9,000 for arranging the transaction.

SECTION 3. THE CLOSING.

     3.1 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Miles Garnett, 66 Wayne Avenue, Atlantic Beach, New York at 10:00 a.m. Eastern Standard Time on February 1, 2004 or such other place, time and date as Buyer and Seller may mutually select. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

     3.2 DOCUMENTS TO BE DELIVERED AT CLOSING. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall deliver to Buyer such bills of sale, assignments, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer all of the right, title and interest of Seller in and to the Assets free and clear of all Liens.

     3.3 USE OF ASSETS. Following the Closing, Seller shall be entitled to use the Assets as necessary for the wind-up of QwikQuote, Inc. In such case, the physical transfer of such Assets shall occur on a date to be agreed by the parties, but no later that February 6, 2004, and Seller shall insure the Assets for the benefit of Buyer until such transfer.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Except as set forth on the Schedule of Exceptions, Seller hereby represent and warrant to Buyer as follows:

     4.1 ORGANIZATION; POWER; GOOD STANDING. QwikQuote, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each of the Seller has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify could have a material adverse effect on Seller, taken as a whole, or the Assets.

4.2 AUTHORITY, APPROVAL AND ENFORCEABILITY.

     (a) The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of Seller necessary for such execution delivery and performance has been duly taken.

     (b) This Agreement is a legal, valid and binding obligation of Seller, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Seller in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Seller, each enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     4.3 NO CONFLICT. The execution and delivery by Seller of this Agreement and any other agreements, instruments and documents to be executed and delivered by Seller pursuant hereto do not, and the performance and consummation by Seller of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Seller' charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, to which Seller is a party or to which Seller or the Assets are subject.

     4.4 NO CONSENT REQUIRED. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal to which Seller or the Assets are subject is required for the execution, delivery or performance by Seller of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby or thereby.

     4.5 TITLE TO ASSETS. Seller has good and marketable title to the Assets, free and clear of all Liens. Upon delivery by Seller to Buyer of the Assets at Closing, Buyer will acquire good and marketable title to the Assets free and clear of all Liens.

     4.6 TRANSITORY PERIOD. Upon closing, the operations of QwikQuote will have been transitioned to APTUS such that billing, collections, customer service, etc. will be handled by APTUS' employees in Washington State. The back end systems will be integrated so that customer billing will be integrated with APTUS' backend system. Seller will take responsibility with Buyer's input to develop and distribute material to existing customers and notify them of the transaction to effect a smooth transition of the customers to APTUS. APTUS will retain all sales staff for a period of no less than one year.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     As a material inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

     5.1 ORGANIZATION; POWER; GOOD STANDING. Buyer is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify could have a material adverse effect on the business, assets, operations or financial condition of Buyer.

     5.2 AUTHORITY, APPROVAL AND ENFORCEABILITY.

     (a) Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of Buyer necessary for such execution, delivery and performance has been duly taken.

     (b) This Agreement is a legal, valid and binding obligation of Buyer, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Buyer in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Buyer, each enforceable against Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     5.3 NO CONFLICT. The execution and delivery by Buyer of this Agreement and any other agreements, instruments and documents to be executed and delivered by Buyer pursuant thereto do not, and the performance and consummation by Buyer of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Buyer's charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which Buyer is a party or to which Buyer or its assets are subject that has or is likely to have a material adverse effect on the business, assets, operations or financial condition of Buyer.

     5.4 NO CONSENT REQUIRED. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, state, local or other governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Buyer is a party or to which Buyer or its assets are subject that has or is likely to have a material adverse effect on the business, assets, operations or financial condition of Buyer, is required for the execution, delivery or performance by Buyer of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby.

SECTION 6. ADDITIONAL AGREEMENTS.

     6.1 CONFIDENTIALITY. For a period of three years from the date of this Agreement, each party hereto shall hold in confidence and use its best efforts to have all of their respective employees, agents, representatives and affiliated companies hold in confidence all documents and other written material containing information of a confidential nature belonging to the other party (including, but not limited to, the intellectual property rights contained in the Assets), and, except as contemplated by this Agreement, shall not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which: (i) becomes generally available to the public in any manner or form through no fault of either party, or their respective employees, agents or representatives; (ii) is released for disclosure by one party with the other party's consent or (iii) when such disclosure is required by a court or a governmental agency or is otherwise required by law or is necessary in order to establish rights under this Agreement or any other agreements referred to herein.

     6.2 PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated and, except as otherwise may be expressly provided herein, each party shall pay its own fees, expenses and disbursements and those of its respective agents, representatives, consultants, accountants and counsel incurred in connection with this Agreement and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by such party under this Agreement.

     6.3 SALES, TRANSFER AND USE TAXES. Seller shall pay all sales, transfer and use taxes arising out of the transfer of the Assets.

     6.4 INFORMATION RELATING TO TAXES. Seller shall furnish to Buyer from time to time after the Closing Date any information reasonably requested by Buyer which is in the possession of or reasonably available to Seller to permit Buyer:
(i) to file on a timely basis its federal income tax returns and its estimated federal income tax returns and any other tax returns which may be required by any federal, state, local or foreign tax authority, and (ii) to comply with orders issued by any federal, state, local or foreign governmental authority.

     6.5 EMPLOYEES. Buyer may hire any employee of QwikQuote, Inc. whose principal work relates to the Field, however, such hired employees must give Seller one weeks written notice of the termination of their employment with Seller.

     6.6 FURTHER ASSURANCES. Seller, at any time after the Closing, at the request of Buyer and at Buyer's sole expense, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, and will take any other action consistent with the terms of this Agreement, that may reasonably be necessary for the purpose of assigning, granting and confirming to Buyer all Assets to be conveyed pursuant to this Agreement.

     6.7 QwikQuote Development grants to Aptus the exclusive and perpetual license to use the collection of quotations in the inspire.txt file in QwikQuote software, and Aptus grants to Glenn Paul the perpetual and exclusive license to use the inspire.txt file in printed or other formats.

     6.8 Aptus agrees to assume the QwikQuote Development lease at 114 West Franklin Ave, Suite K-6K-7, Pennington, NJ through April 30, 2004.

SECTION 7. MISCELLANEOUS.

     7.1 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, contains the entire understanding among the parties hereto and with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, inducements or conditions, express or implied, oral or written, except as set forth herein. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

     7.2 AMENDMENT AND WAIVER. This Agreement may not be modified, amended or supplemented other than by an agreement in writing executed by all parties hereto. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provisions, breach or default of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

     7.3 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach, default or noncompliance under this Agreement or any waiver of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

     7.4 ASSIGNMENT: BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.5 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next business day following receipt of telex or telecopy transmission, or upon the third day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

         (a) If to Buyer:

         Aptus Corp.
         Attn: John Gorst, President
         1127 Broadway Plaza, Suite 203
         Tacoma, WA 98402
         Telephone:  (253) 691-1531

         (b) If to Seller:

         QwikQuote Development, Inc
         ATTN:  Glenn Paul, President
         8 Forrest Edge Drive
         Titusville, New Jersey  08560
         Telephone:  609/ 730-1051

     Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7.5 for the giving of notice.

     7.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

     7.7 INCORPORATION OF SCHEDULES AND EXHIBITS. All schedules, exhibits and other documents and written information required to be delivered pursuant to this Agreement are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects.

     7.8 EXPENSES. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby.

         7.9 CAPTIONS. The captions contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

     7.10 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

     7.11 GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

     7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all of the parties indicated as the signatories hereto.

     7.13 ATTORNEYS' FEES. In the event that any action or proceeding is brought by either party to enforce or interpret any provision, covenant or condition contained in this Agreement, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

              BUYER:                   APTUS CORP.
                                       a Delaware corporation

                                       By: /s/ John P. Gorst
                                           -----------------------
                                       Name:   John Gorst
                                       Title: Chairman and President


              SELLER:                 QWIKQUOTE, INC.
                                        a Delaware corporation

                                       By:/s/ Glenn Paul
                                           -----------------------
                                       Name:   Glenn Paul
                               Title:     President

                                                         EXHIBIT A

                               QWIKQUOTE INVENTORY
                           12-29-03 -REVISION 12:26 PM


         1        HP LaserJet 5 Printer
         1        HP DeskJet Printer
         1        HP OfficeJet Fax Machine
         1        Veriphone Printer 250 - Credit Card Printer
         1        Tranz 330 - Credit Card Swipe Machine
         1        Battery Backup - NEW - APC
         1        Battery Backup - Needs new Battery - APC
         1        Seagate Tape Backup


         COMPUTERS - MINI AND MID TOWER CLONES

         1        AMD K-6
         1        P1 - Windows 95 32 Mg RAM
         1        Inteva AMI BIOS
         1        Mini Tower Clone
         1        Inteva
         1        A1 Brand Mid Tower
         1        Clone


         MONITORS

         1        Compaq 1024 14"
         1        Samsung 700B 15"
         1        Samsung 3NE 14"
         2        Utobia 14"
         1        Axion 14"
         1        Sony 500PS 15"


         CHAIRS

         3        Executive Chairs
         2        Secretarial Chairs
         2        Other Chairs

         SOFTWARE

         Goldmine 5 User Network License
         Lotus Approach Database for sales
         Norton Antivirus
         MS FrontPage
         Microsoft Developer Kit
         QuickBooks Developer Kit
         Wise Installer
         Installshield Installer


         OTHER

         2        Folding Tables
         2        5-Foot Computer Tables
         3        Wooden Desks
         1        GE Microwave Oven
         1        Desktop Refrigerator
         1        CD Tray
         30       QwikQuote Manuals
         3        Trash Cans
         1        Tape Package Dispenser
                  Several Computer Cables
                  Misc. Printer supplies, Labels, Diskettes


         INTELLECTUAL ASSETS

         QwikQuote trademark
         QwikQuote code
         www.qwikquote.com URL
         QwikQuote Web Site

                                                        BILL OF SALE

         QWIKQUOTE DEVELOPMENT, INC., a Delaware corporation (the "Assignor"), which have been engaged in the business of developing and marketing automation products for use in retailing and manufacturing (the "Business"), for good and valuable consideration to them, receipt of which is hereby acknowledged, do hereby sell, assign, transfer, and convey unto APTUS CORP., a Delaware corporation (hereinafter called "Assignee"), its successors and assigns, all rights (whether at common law or otherwise), title and interest in and to certain product designs and prototypes for products related to the Business that have not been marketed, certain software and certain equipment, together with the intellectual property pertaining thereto, all as described on Exhibit A to the Asset Purchase Agreement dated February 1, 2004 by and among the Assignor and the Assignee (collectively, the "Assets"), free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, nature or character ("Liens"), to have and to hold the Assets forever.

         Assignor, subject to the terms of the Asset Purchase Agreement relating to the sale of Assignor' assets, do hereby warrant, covenant, and agree that they:

                  (a) have good and marketable title to the assets, business, and goodwill hereby sold, assigned, transferred, conveyed, and delivered;

                  (b) will warrant and defend the sale of said assets, business, and goodwill against all and every person or persons whomsoever claiming to or making claim against any or all of the same; and

                  (c) will take all steps necessary to put Assignee, its successor or assigns, in actual possession and operating control of said assets.

         IN WITNESS WHEREOF, Assignor has caused the same to be signed this 1st day of February 2004.


            QWIKQUOTE DEVELOPMENT, INC.



          By:/s/ Glenn Paul
              -----------------------------
             Name:  Glenn Paul
             Title:     President

                                              INTELLECTUAL PROPERTY ASSIGNMENT


     THIS ASSIGNMENT is made this 1st day of February 2004, by QWIKQUOTE DEVELOPMENT, INC., a Delaware corporation (the "Assignor"), in favor of APTUS CORP., a Delaware corporation (the "Assignee").

     WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement dated February 1, 2004 (the "Asset Purchase Agreement"), which, along with the promises contained herein, constitute mutual consideration for the promises herein;

     NOW, THEREFORE, for consideration the adequacy and receipt of which is hereby acknowledged, the Assignor hereby:

     1. ASSIGN to Assignee all of its right, title and interest in and to the intellectual property referenced on Exhibit A of the Asset Purchase Agreement.

     2. AGREE to assist Assignee in every proper way, at Assignee expense, to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets assigned hereunder. To that end Assignor will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as Assignee may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.

     3. APPOINT and designate irrevocably Assignee and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Assignor, in the event Assignee is unable for any reason, after reasonable effort, to secure Assignor' signature on any document needed in connection with the actions specified in the preceding paragraph. Assignor hereby waive and quitclaim to Assignee any and all claims of any nature whatsoever which it now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Assignee.

     IN WITNESS WHEREOF, Assignor has executed this Assignment as of the day and year first above written.

         ASSIGNOR
         QWIKQUOTE DEVELOPMENT, INC.



          By: /s/ Glenn Paul
              -----------------------------
             Name:  Glenn Paul
             Title:    President

                                    EXHIBIT B

                See Consulting and Non-Competition Agreements for

                                    Alan Katz
                                   Glenn Paul
                                   Win Straube

                              QwikQuote Development
                              8 FORREST EDGE DRIVE
                              TITUSVILLE, NJ 08560
                                  609/ 730-1051


February 1, 2004

Mr. John Gorst
Aptus Corp.

Dear Mr. Gorst:

QwikQuote is distributing its Aptus warrants to our shareholders and associates. Please issue the warrants in these amounts to the following people and institutions:

         Tim Heath                                        42,000
         Mark Levin                                       42,000
         The Straube Foundation                           58,147
         Alan Katz                                        58,147
         Glenn Paul                                      219,705
         TOTAL                                          420,000

Thank you for your attention to this.

Sincerely,



/s/ Glenn Paul
Glenn Paul
President